UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED

PURSUANT TO 13d-2(b)

(Amendment No. 3)1

Avago Technologies Limited

(Name of Issuer)

Ordinary Shares, no par value

(Title of Class of Securities)

Y0486S 104

(CUSIP Number)

December 31, 2011

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

[1]

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. Y0486S 104	SCHEDULE 13G	Page 2 of 36

1.	Name of Reporting Person I.R.S. Identification No. of Above Persons (Entities Only) KKR Millennium Fund (Overseas), Limited Partnership
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Alberta, Canada
Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 2,209,597 shares
	6.	Shared Voting Power -0-
	7.	Sole Dispositive Power 2,209,597 shares
	8.	Shared Dispositive Power -0-
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,209,597 shares
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 0.9%
12.	Type of Reporting Person PN

CUSIP No. Y0486S 104	SCHEDULE 13G	Page 3 of 36

1.	Name of Reporting Person I.R.S. Identification No. of Above Persons (Entities Only) KKR Associates Millennium (Overseas), Limited Partnership
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Alberta, Canada
Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power -0-
	6.	Shared Voting Power 2,209,597 shares
	7.	Sole Dispositive Power -0-
	8.	Shared Dispositive Power 2,209,597 shares
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,209,597 shares
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 0.9%
12.	Type of Reporting Person PN

CUSIP No. Y0486S 104	SCHEDULE 13G	Page 4 of 36

1.	Name of Reporting Person I.R.S. Identification No. of Above Persons (Entities Only) KKR Millennium Limited
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power -0-
	6.	Shared Voting Power 2,209,597 shares
	7.	Sole Dispositive Power -0-
	8.	Shared Dispositive Power 2,209,597 shares
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,209,597 shares
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 0.9%
12.	Type of Reporting Person OO

CUSIP No. Y0486S 104	SCHEDULE 13G	Page 5 of 36

1.	Name of Reporting Person I.R.S. Identification No. of Above Persons (Entities Only) KKR European Fund, Limited Partnership
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Alberta, Canada
Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 4,399,604 shares
	6.	Shared Voting Power -0-
	7.	Sole Dispositive Power 4,399,604 shares
	8.	Shared Dispositive Power -0-
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,399,604 shares
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 1.8%
12.	Type of Reporting Person PN

CUSIP No. Y0486S 104	SCHEDULE 13G	Page 6 of 36

1.	Name of Reporting Person I.R.S. Identification No. of Above Persons (Entities Only) KKR Associates Europe, Limited Partership
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Alberta, Canada
Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power -0-
	6.	Shared Voting Power 4,399,604 shares
	7.	Sole Dispositive Power -0-
	8.	Shared Dispositive Power 4,399,604 shares
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,399,604 shares
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 1.8%
12.	Type of Reporting Person PN

CUSIP No. Y0486S 104	SCHEDULE 13G	Page 7 of 36

1.	Name of Reporting Person I.R.S. Identification No. of Above Persons (Entities Only) KKR Europe Limited
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power -0-
	6.	Shared Voting Power 4,399,604 shares
	7.	Sole Dispositive Power -0-
	8.	Shared Dispositive Power 4,399,604 shares
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,399,604 shares
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 1.8%
12.	Type of Reporting Person OO

CUSIP No. Y0486S 104	SCHEDULE 13G	Page 8 of 36

1.	Name of Reporting Person I.R.S. Identification No. of Above Persons (Entities Only) KKR European Fund II, Limited Partnership
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Alberta, Canada
Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 2,950,886 shares
	6.	Shared Voting Power -0-
	7.	Sole Dispositive Power 2,950,886 shares
	8.	Shared Dispositive Power -0-
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,950,886 shares
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 1.2%
12.	Type of Reporting Person PN

CUSIP No. Y0486S 104	SCHEDULE 13G	Page 9 of 36

1.	Name of Reporting Person I.R.S. Identification No. of Above Persons (Entities Only) KKR Associates Europe II, Limited Partnership
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Alberta, Canada
Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power -0-
	6.	Shared Voting Power 2,950,886 shares
	7.	Sole Dispositive Power -0-
	8.	Shared Dispositive Power 2,950,886 shares
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,950,886 shares
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 1.2%
12.	Type of Reporting Person PN

CUSIP No. Y0486S 104	SCHEDULE 13G	Page 10 of 36

1.	Name of Reporting Person I.R.S. Identification No. of Above Persons (Entities Only) KKR Europe II Limited
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power -0-
	6.	Shared Voting Power 2,950,886 shares
	7.	Sole Dispositive Power -0-
	8.	Shared Dispositive Power 2,950,886 shares
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,950,886 shares
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 1.2%
12.	Type of Reporting Person OO

CUSIP No. Y0486S 104	SCHEDULE 13G	Page 11 of 36

1.	Name of Reporting Person I.R.S. Identification No. of Above Persons (Entities Only) Avago Investment Partners, Limited Partnership
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 1,506,428 shares
	6.	Shared Voting Power -0-
	7.	Sole Dispositive Power 1,506,428 shares
	8.	Shared Dispositive Power -0-
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,506,428 shares
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 0.6%
12.	Type of Reporting Person PN

CUSIP No. Y0486S 104	SCHEDULE 13G	Page 12 of 36

1.	Name of Reporting Person I.R.S. Identification No. of Above Persons (Entities Only) Avago Investment G.P., Limited
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power -0-
	6.	Shared Voting Power 1,506,428 shares
	7.	Sole Dispositive Power -0-
	8.	Shared Dispositive Power 1,506,428 shares
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,506,428 shares
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 0.6%
12.	Type of Reporting Person OO

CUSIP No. Y0486S 104	SCHEDULE 13G	Page 13 of 36

1.	Name of Reporting Person I.R.S. Identification No. of Above Persons (Entities Only) KKR Millennium GP LLC
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power -0-
	6.	Shared Voting Power 1,506,428 shares
	7.	Sole Dispositive Power -0-
	8.	Shared Dispositive Power 1,506,428 shares
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,506,428 shares
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 0.6%
12.	Type of Reporting Person OO

CUSIP No. Y0486S 104	SCHEDULE 13G	Page 14 of 36

1.	Name of Reporting Person I.R.S. Identification No. of Above Persons (Entities Only) KKR Fund Holdings L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power -0-
	6.	Shared Voting Power 11,066,515 shares
	7.	Sole Dispositive Power -0-
	8.	Shared Dispositive Power 11,066,515 shares
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 11,066,515 shares
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 4.5%
12.	Type of Reporting Person PN

CUSIP No. Y0486S 104	SCHEDULE 13G	Page 15 of 36

1.	Name of Reporting Person I.R.S. Identification No. of Above Persons (Entities Only) KKR Fund Holdings GP Limited
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power -0-
	6.	Shared Voting Power 11,066,515 shares
	7.	Sole Dispositive Power -0-
	8.	Shared Dispositive Power 11,066,515 shares
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 11,066,515 shares
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 4.5%
12.	Type of Reporting Person OO

CUSIP No. Y0486S 104	SCHEDULE 13G	Page 16 of 36

1.	Name of Reporting Person I.R.S. Identification No. of Above Persons (Entities Only) KKR Group Holdings L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power -0-
	6.	Shared Voting Power 11,066,515 shares
	7.	Sole Dispositive Power -0-
	8.	Shared Dispositive Power 11,066,515 shares
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 11,066,515 shares
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 4.5%
12.	Type of Reporting Person PN

CUSIP No. Y0486S 104	SCHEDULE 13G	Page 17 of 36

1.	Name of Reporting Person I.R.S. Identification No. of Above Persons (Entities Only) KKR Group Limited
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power -0-
	6.	Shared Voting Power 11,066,515 shares
	7.	Sole Dispositive Power -0-
	8.	Shared Dispositive Power 11,066,515 shares
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 11,066,515 shares
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 4.5%
12.	Type of Reporting Person OO

CUSIP No. Y0486S 104	SCHEDULE 13G	Page 18 of 36

1.	Name of Reporting Person I.R.S. Identification No. of Above Persons (Entities Only) KKR & Co. L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power -0-
	6.	Shared Voting Power 11,066,515 shares
	7.	Sole Dispositive Power -0-
	8.	Shared Dispositive Power 11,066,515 shares
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 11,066,515 shares
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 4.5%
12.	Type of Reporting Person PN

CUSIP No. Y0486S 104	SCHEDULE 13G	Page 19 of 36

1.	Name of Reporting Person I.R.S. Identification No. of Above Persons (Entities Only) KKR Management LLC
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power -0-
	6.	Shared Voting Power 11,066,515 shares
	7.	Sole Dispositive Power -0-
	8.	Shared Dispositive Power 11,066,515 shares
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 11,066,515 shares
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 4.5%
12.	Type of Reporting Person OO

CUSIP No. Y0486S 104	SCHEDULE 13G	Page 20 of 36

1.	Name of Reporting Person I.R.S. Identification No. of Above Persons (Entities Only) KKR Partners (International), Limited Partnership
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Alberta, Canada
Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 390,665 shares
	6.	Shared Voting Power -0-
	7.	Sole Dispositive Power 390,665 shares
	8.	Shared Dispositive Power -0-
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 390,665 shares
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 0.2%
12.	Type of Reporting Person PN

CUSIP No. Y0486S 104	SCHEDULE 13G	Page 21 of 36

1.	Name of Reporting Person I.R.S. Identification No. of Above Persons (Entities Only) KKR 1996 Overseas, Limited
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power -0-
	6.	Shared Voting Power 390,665 shares
	7.	Sole Dispositive Power -0-
	8.	Shared Dispositive Power 390,665 shares
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 390,665 shares
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 0.2%
12.	Type of Reporting Person OO

CUSIP No. Y0486S 104	SCHEDULE 13G	Page 22 of 36

1.	Name of Reporting Person I.R.S. Identification No. of Above Persons (Entities Only) KKR SP Limited
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power -0-
	6.	Shared Voting Power 9,560,087 shares
	7.	Sole Dispositive Power -0-
	8.	Shared Dispositive Power 9,560,087 shares
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 9,560,087 shares
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 3.9%
12.	Type of Reporting Person OO

CUSIP No. Y0486S 104	SCHEDULE 13G	Page 23 of 36

1.	Name of Reporting Person I.R.S. Identification No. of Above Persons (Entities Only) Henry R. Kravis
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power -0-
	6.	Shared Voting Power 11,457,180 shares
	7.	Sole Dispositive Power -0-
	8.	Shared Dispositive Power 11,457,180 shares
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 11,457,180 shares
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 4.7%
12.	Type of Reporting Person IN

CUSIP No. Y0486S 104	SCHEDULE 13G	Page 24 of 36

1.	Name of Reporting Person I.R.S. Identification No. of Above Persons (Entities Only) George R. Roberts
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power -0-
	6.	Shared Voting Power 11,457,180 shares
	7.	Sole Dispositive Power -0-
	8.	Shared Dispositive Power 11,457,180 shares
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 11,457,180 shares
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 4.7%
12.	Type of Reporting Person IN

Pursuant to Rule 13d-1(d) under the Securities Exchange Act of 1934, as amended (the “Act”), and as provided in the Joint Filing Agreement filed as Exhibit 1 to Amendment No. 1 to the Statement on Schedule 13G filed with the Securities and Exchange Commission on August 20, 2010, each of the persons listed below under Item 2 (each a “Reporting Person,” and collectively the “Reporting Persons”), has agreed to file one statement with respect to their ownership of ordinary shares, no par value, of Avago Technologies Limited.

Item 1.

(a)	Name of Issuer:

Avago Technologies Limited

(b)	Address of Issuer’s Principal Executive Offices:

1 Yishun Avenue 7

Singapore 768923

Item 2.

(a)	Name of Persons Filing:

KKR Millennium Fund (Overseas), Limited Partnership

KKR Associates Millennium (Overseas), Limited Partnership

KKR Millennium Limited

KKR European Fund, Limited Partnership

KKR Associates Europe, Limited Partnership

KKR Europe Limited

KKR European Fund II, Limited Partnership

KKR Associates Europe II, Limited Partnership

KKR Europe II Limited

KKR Millennium GP LLC

KKR Fund Holdings L.P.

KKR Fund Holdings GP Limited

KKR Group Holdings L.P.

KKR Group Limited

KKR & Co. L.P.

KKR Management LLC

KKR Partners (International), Limited Partnership

KKR 1996 Overseas, Limited

KKR SP Limited

Henry R. Kravis

George R. Roberts

Avago Investment Partners, Limited Partnership

Avago Investment G.P., Limited

(b)	Address of Principal Business Office:

The principal business office for all persons filing except George R. Roberts is:

c/o Kohlberg Kravis Roberts & Co. L.P.

9 West 57th Street

New York, NY 10019

The principal business office for George R. Roberts is:

c/o Kohlberg Kravis Roberts & Co. L.P.

2800 Sand Hill Road, Suite 200

Menlo Park, CA 94025

(c)	Citizenship:

See Item 4 of each cover page.

(d)	Title of Class of Securities:

Ordinary shares, no par value per share

(e)	CUSIP Number:

Y0486S 104

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not applicable.

Item 4.	Ownership.

(a)	Amount Beneficially Owned:

Certain funds affiliated with Kohlberg Kravis Roberts & Co. L.P. (“KKR”) and certain funds affiliated with Silver Lake Partners (“Silver Lake”) are parties to a shareholders agreement with respect to the ordinary shares of Avago, and solely as a result of which each such person is a member of a group with respect to the ordinary shares of Avago directly or indirectly owned by such persons. Each such person disclaims beneficial ownership of these securities.

KKR Millennium Fund (Overseas), Limited Partnership (“Millennium Fund”) directly owns 2,209,597 ordinary shares of Avago. As the sole general partner of Millennium Fund, KKR Associates Millennium (Overseas), Limited Partnership may be deemed to share voting and dispositive power with respect to such securities held by Millennium Fund. As the sole general partner of KKR Associates Millennium (Overseas), Limited Partnership, KKR Millennium Limited may be deemed to share voting and dispositive power with respect to such securities held by Millennium Fund. KKR Associates Millennium (Overseas), Limited Partnership and KKR Millennium Limited disclaim beneficial ownership of such securities.

KKR European Fund, Limited Partnership (“European Fund”) directly owns 4,399,604 ordinary shares of Avago. As the sole general partner of European Fund, KKR Associates Europe, Limited Partnership may be deemed to share voting and dispositive power with respect to such securities held by European Fund. As the sole general partner of KKR Associates Europe, Limited Partnership, KKR Europe Limited may be deemed to share voting and dispositive power with respect to such securities held by European Fund. KKR Associates Europe, Limited Partnership and KKR Europe Limited disclaim beneficial ownership of such securities.

KKR European Fund II, Limited Partnership (“European Fund II”) directly owns 2,950,886 ordinary shares of Avago. As the sole general partner of European Fund II, KKR Associates Europe II, Limited Partnership may be deemed to share voting and dispositive power with respect to such securities held by European Fund II. As the sole general partner of KKR Associates Europe II, Limited Partnership, KKR Europe II Limited may be deemed to share voting and dispositive power with respect to such securities held by European Fund II. KKR Associates Europe II, Limited Partnership and KKR Europe II Limited disclaim beneficial ownership of such securities.

Avago Investment Partners, Limited Partnership (“AIP”) directly owns 1,506,428 ordinary shares of Avago. As the sole general partner of AIP, Avago Investment G.P., Limited may be deemed to share voting and dispositive power with respect to such securities held by AIP. As a member of Avago Investment G.P., Limited, KKR Millennium GP LLC may be deemed to share voting and dispositive power with respect to such securities held by AIP. Avago Investment G.P., Limited and KKR Millennium GP LLC disclaim beneficial ownership of such securities.

Each of KKR SP Limited (“KKR SP”) (as a voting partner to each of KKR Associates Millennium (Overseas), Limited Partnership, KKR Associates Europe, Limited Partnership and KKR Associates Europe II, Limited Partnership); KKR Fund Holdings L.P. (“KKR Fund Holdings”) (as the sole shareholder of KKR Millennium Limited, KKR Europe Limited and KKR Europe II Limited and the designated member of KKR Millennium GP LLC); KKR Fund Holdings GP Limited (“KKR Fund Holdings GP”) (as a general partner of KKR Fund Holdings); KKR Group Holdings L.P. (“KKR Group Holdings”) (as the sole shareholder of KKR Fund Holdings GP and a general partner of KKR Fund Holdings); KKR Group Limited (“KKR Group”) (as the general partner of KKR Group Holdings); KKR & Co. L.P. (“KKR & Co.”) (as the sole shareholder of KKR Group); and KKR Management LLC (“KKR Management”) (as the general partner of KKR & Co.) may also be deemed to be the beneficial owner of the securities held by Millennium Fund, European Fund and European Fund II. KKR Fund Holdings, KKR Fund Holdings GP, KKR Group Holdings, KKR Group, KKR & Co. and KKR Management may also be deemed to be the beneficial owner of the securities held by AIP. KKR SP, KKR Fund Holdings, KKR Fund Holdings GP, KKR Group Holdings, KKR Group, KKR & Co. and KKR Management disclaim beneficial ownership of such securities.

KKR Partners (International), Limited Partnership (“Partners International”) directly owns 390,665 ordinary shares of Avago. As the sole general partner of Partners International, KKR 1996 Overseas, Limited may be deemed to share voting and dispositive power with respect to such securities held by Partners International. KKR 1996 Overseas, Limited disclaims beneficial ownership of such securities.

As the designated members of KKR Management, Messrs. Henry R. Kravis and George R. Roberts may be deemed to be the beneficial owner of the securities held by Millennium Fund, European Fund, European Fund II and AIP but disclaim beneficial ownership of such securities. As directors of KKR 1996 Overseas, Limited, Messrs. Kravis, Roberts, James H. Greene, Jr., Paul E. Raether, Michael W. Michelson, Johannes P. Huth, Todd A. Fisher, Alexander Navab, Marc S. Lipschultz, Reinhard Gorenflos, Joseph Y. Bae, Brian F. Carroll, Scott C. Nuttal and William J. Janetschek may be deemed to be the beneficial owner of the securities held by Partners International but disclaim beneficial ownership of such securities. Messrs. Kravis and Roberts have also been designated as managers of KKR Millennium GP LLC by KKR Fund Holdings.

(b)	Percent of Class:

See Item 11 of each cover page. The percentages of beneficial ownership are based on 244,406,916 ordinary shares outstanding as of December 9, 2011.

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or direct the vote:

See Item 5 of each cover page.

(ii)	Shared power to vote or direct the vote:

See Item 6 of each cover page.

(iii)	Sole power to dispose or direct the disposition of:

See Item 7 of each cover page.

(iv)	Shared power to dispose or direct the disposition of:

See Item 8 of each cover page.

Item 5.	Ownership of Five Percent or Less of a Class.

Not Applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

See Item 4 above. To the best knowledge of the Reporting Persons, no one other than the Reporting Persons, the partners, members, affiliates or shareholders of the Reporting Persons and any other persons named in Item 4 has the right to receive or the power to direct the receipt of dividends from, or the proceeds from, the sale of common stock.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

Not Applicable.

Item 8.	Identification and Classification of Members of the Group.

See Attachment A.

Item 9.	Notice of Dissolution of Group.

Not Applicable.

Item 10.	Certification.

Not Applicable.

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2012	KKR Millennium Fund (Overseas), Limited Partnership

By: KKR Associates Millennium (Overseas), Limited
Partnership,
Its: General Partner

By: KKR Millennium Limited,
Its: General Partner

/s/ Richard J. Kreider
Name: Richard J. Kreider
Title: Attorney-in-fact for William J. Janetschek, Director

Dated: February 14, 2012	KKR Associates Millennium (Overseas), Limited
Partnership

By: KKR Millennium Limited,
Its: General Partner

/s/ Richard J. Kreider
Name: Richard J. Kreider
Title: Attorney-in-fact for William J. Janetschek, Director

Dated: February 14, 2012	KKR Millennium Limited

/s/ Richard J. Kreider
Name: Richard J. Kreider
Title: Attorney-in-fact for William J. Janetschek, Director

Dated: February 14, 2012	KKR European Fund, Limited Partnership

By: KKR Associates Europe, Limited Partnership,
Its: General Partner

By: KKR Europe Limited,
Its: General Partner

/s/ Richard J. Kreider
Name: Richard J. Kreider
Title: Attorney-in-fact for William J. Janetschek, Director

Dated: February 14, 2012	KKR Associates Europe, Limited Partnership

By: KKR Europe Limited,
Its: General Partner

/s/ Richard J. Kreider
Name: Richard J. Kreider
Title: Attorney-in-fact for William J. Janetschek, Director

Dated: February 14, 2012	KKR Europe Limited

/s/ Richard J. Kreider
Name: Richard J. Kreider
Title: Attorney-in-fact for William J. Janetschek, Director

Dated: February 14, 2012	KKR European Fund II, Limited Partnership

By: KKR Associates Europe II, Limited Partnership,
Its: General Partner

By: KKR Europe II Limited,
Its: General Partner

/s/ Richard J. Kreider
Name: Richard J. Kreider
Title: Attorney-in-fact for William J. Janetschek, Director

Dated: February 14, 2012	KKR Associates Europe II, Limited Partnership

By: KKR Europe II Limited,
Its: General Partner

/s/ Richard J. Kreider
Name: Richard J. Kreider
Title: Attorney-in-fact for William J. Janetschek, Director

Dated: February 14, 2012	KKR Europe II Limited

/s/ Richard J. Kreider
Name: Richard J. Kreider
Title: Attorney-in-fact for William J. Janetschek, Director

Dated: February 14, 2012	Avago Investment Partners, Limited Partnership

By: Avago Investment G.P., Limited,
Its: General Partner

By: KKR Millennium GP LLC
Its: Member

/s/ Richard J. Kreider
Name: Richard J. Kreider
Title: Attorney-in-fact for Henry R. Kravis, Manager

/s/ Richard J. Kreider
Name: Richard J. Kreider
Title: Attorney-in-fact for George R. Roberts, Manager

Dated: February 14, 2012	Avago Investment G.P., Limited

By: KKR Millennium GP LLC
Its: Member

/s/ Richard J. Kreider
Name: Richard J. Kreider
Title: Attorney-in-fact for Henry R. Kravis, Manager

/s/ Richard J. Kreider
Name: Richard J. Kreider
Title: Attorney-in-fact for George R. Roberts, Manager

Dated: February 14, 2012	KKR Millennium GP LLC

/s/ Richard J. Kreider
Name: Richard J. Kreider
Title: Attorney-in-fact for Henry R. Kravis, Manager

/s/ Richard J. Kreider
Name: Richard J. Kreider
Title: Attorney-in-fact for George R. Roberts, Manager

Dated: February 14, 2012	KKR Fund Holdings L.P.

By: KKR Fund Holdings GP Limited,
Its: General Partner

/s/ Richard J. Kreider
Name: Richard J. Kreider
Title: Attorney-in-fact for William J. Janetschek, Director

Dated: February 14, 2012	KKR Fund Holdings GP Limited

/s/ Richard J. Kreider
Name: Richard J. Kreider
Title: Attorney-in-fact for William J. Janetschek, Director

Dated: February 14, 2012	KKR Group Holdings L.P.

By: KKR Group Limited,
Its: General Partner

/s/ Richard J. Kreider
Name: Richard J. Kreider
Title: Attorney-in-fact for William J. Janetschek, Director

Dated: February 14, 2012	KKR Group Limited

/s/ Richard J. Kreider
Name: Richard J. Kreider
Title: Attorney-in-fact for William J. Janetschek, Director

Dated: February 14, 2012	KKR & Co. L.P.

By: KKR Management LLC,
Its: General Partner

/s/ Richard J. Kreider
Name: Richard J. Kreider
Title: Attorney-in-fact for William J. Janetschek, Chief
Financial Officer

Dated: February 14, 2012	KKR Management LLC

/s/ Richard J. Kreider
Name: Richard J. Kreider
Title: Attorney-in-fact for William J. Janetschek, Chief
Financial Officer

Dated: February 14, 2012	KKR Partners (International), Limited Partnership

By: KKR 1996 Overseas, Limited
Its: General Partner

/s/ Richard J. Kreider
Name: Richard J. Kreider
Title: Attorney-in-fact for William J. Janetschek, Director

Dated: February 14, 2012	KKR 1996 Overseas, Limited

/s/ Richard J. Kreider
Name: Richard J. Kreider
Title: Attorney-in-fact for William J. Janetschek, Director

Dated: February 14, 2012	KKR SP Limited

/s/ Richard J. Kreider
Name: Richard J. Kreider
Title: Attorney-in-fact for Johannes P. Huth, Director

Dated: February 14, 2012	Henry R. Kravis

/s/ Richard J. Kreider
Name: Richard J. Kreider
Title: Attorney-in-Fact

Dated: February 14, 2012	George R. Roberts

/s/ Richard J. Kreider
Name: Richard J. Kreider
Title: Attorney-in-Fact

ATTACHMENT A

Certain funds affiliated with Kohlberg Kravis Roberts & Co. L.P. (“KKR”) and certain funds affiliated with Silver Lake Partners (“Silver Lake”) are parties to a shareholders agreement with respect to the ordinary shares of Avago Technologies Limited (“Avago”), and solely as a result of which each such person is a member of a group with respect to the ordinary shares of Avago directly or indirectly owned by such persons. Each such person disclaims beneficial ownership of the shares reported on this Schedule 13G.

The following persons affiliated with KKR may be deemed to be members of such group: KKR Millennium Fund (Overseas), Limited Partnership; KKR Associates Millennium (Overseas), Limited Partnership; KKR Millennium Limited; KKR European Fund, Limited Partnership; KKR Associates Europe, Limited Partnership; KKR Europe Limited; KKR European Fund II, Limited Partnership; KKR Associates Europe II, Limited Partnership; KKR Europe II Limited; KKR Millennium GP LLC; KKR SP Limited; KKR Fund Holdings L.P.; KKR Fund Holdings GP Limited; KKR Group Holdings L.P.; KKR Group Limited; KKR & Co. L.P.; KKR Management LLC; KKR Partners (International), Limited Partnership; KKR 1996 Overseas, Limited; Henry R. Kravis and George R. Roberts. Please also refer to Item 4 of this Schedule 13G.

The following persons affiliated with Silver Lake may be deemed to be members of such group, based solely on information received from such persons: Silver Lake Partners II Cayman, L.P., Silver Lake Technology Associates II Cayman, L.P., Silver Lake Technology Investors II Cayman, L.P., and Silver Lake (Offshore) AIV GP II, Ltd.

The following persons affiliated with both KKR and Silver Lake may be deemed to be members of such group: Avago Investment Partners, Limited Partnership; and Avago Investment G.P., Limited. Please also refer to Item 4 of this Schedule 13G.

Each such person is responsible for complying with its Schedule 13G reporting obligations with respect to Avago.

EXHIBIT INDEX

Exhibit 1 -	Joint Filing Agreement (incorporated by reference to Exhibit 1 to the Statement on Schedule 13G filed August 20, 2010)